EXHIBIT 99.1


Tempe, Arizona, July 13, 1998 -- OrthoLogic Corp. (Nasdaq: OLGC) today announced that the company has completed a private equity placement with two investors, an affiliate of Credit Suisse First Boston Corp. and Capital Ventures International. Volpe Brown Whelan and Company, LLC acted as financial advisors to the company for this transaction.

Under the terms of the purchase agreement, OrthoLogic sold 15,000 shares of Series B Convertible Preferred Stock for $15 million (prior to costs). The Series B Convertible Preferred Stock is convertible into shares of Common Stock 300 days after issuance and will automatically convert, to the extent not previously converted, into Common Stock four years following the date of issuance. Each share of Series B Convertible Preferred Stock is convertible into Common Stock at a per share price equal to the lesser of the average of the 10 lowest closing bids during the 30 days prior to conversion and 103% of the average of the closing bids for the 10 days prior to the 300th day following issuance. The Series B Convertible Preferred Stock is convertible into Common
Stock prior to the 300th day after issuance upon the occurrence of certain events (in which case the conversion price will be the average of the 10 lowest closing bids during the 30 days prior to conversion). The agreement contains strict covenants that protect against hedging and short-selling of OrthoLogic Common Stock while the purchaser holds shares of the Series B Convertible Preferred Stock.

In connection with the private placement of the Series B Convertible Preferred Stock, OrthoLogic issued to the purchasers warrants to purchase 40 shares of Common Stock for each share of Series B Convertible Preferred Stock, exercisable at $5.50. The company has agreed to file a registration statement covering the underlying common stock.

"This financing represents a significant accomplishment for OrthoLogic," said Thomas R. Trotter, president and CEO. "We chose this method of equity investment over other currently available options because we believe it could result in less dilution for our shareholders and will give us more flexibility to address our near-term investment opportunities."

Proceeds  from  the  private   placement  will  be  used  to  fund  new  product
opportunities, including SpinaLogic, Chrysalin and Hyalgan as well as to complete the reengineering of the company's key business processes.

"During the last nine months, we have taken significant steps to revitalize OrthoLogic," added Trotter. "These included strengthening the senior management team, reorganizing our field sales force, redesigning our most important business processes and renewing emphasis on product development. We believe that these results, combined with our improved financial position, have enhanced our ability to achieve our most important goal of increasing shareholder value."
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OrthoLogic,  founded in 1987,  develops,  manufactures  and markets  proprietary technologically advanced orthopedic devices designed to promote the healing of musculoskeletal tissue.

For information on OrthoLogic Corp. by facsimile at no cost, call 1-800-PRO-INFO and dial client code OLGC.

The statements in this release regarding growth, sales and profitability of the company are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, market acceptance of new products and development of new products, the acceptance and effectiveness of new management, potential costs and delays in integrating the direct sales force, potential costs and delays in integrating acquisitions, and the company's dependence for sales on approval by third-party payers. The forward-looking statements should be considered in light of these risks and uncertainties. For a more complete description of the risks and uncertainties that face the company, please see the company's annual report on Form 10-K for the fiscal year ended December 31, 1997.
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